Exhibit 10.1

RELEASE AGREEMENT

The Release Agreement (this “Agreement”) is made and entered into as of the 16th day of November, 2006 by and between Winston E. Hickman (hereinafter referred to as “Employee”) and Ashworth, Inc. (hereinafter referred to as “Ashworth”) whereby the parties agree to terminate their employment relationship on an amicable basis as follows:

1.	Employee has been employed by Ashworth since February 23, 2006, during which time he has held the position of Executive Vice President (EVP) and Chief Financial Officer (CFO).

2.	In exchange for Employee’s assistance with the professional transition of his functional EVP and CFO responsibilities and the releases contained herein, Ashworth will provide continued Medical, Dental and Exec-U-Care insurance coverage for a period of eighteen months (18 months) as set forth below:

a.	Employee’s employment will terminate on November 17, 2006 and his standard Group Coverage for Medical, Dental and Exec-U-Care Insurances will end on November 30, 2006.

b.	To continue Employee’s Medical and Dental insurances exactly as he is enrolled prior to December 1, 2006, Ashworth will pay eighteen months of COBRA premiums directly to its COBRA Administrator, Conixis. Said COBRA insurance premiums or payments shall be in the amount of eight hundred thirty-eight dollars ($838.00) per month for eighteen months, for a total of fifteen thousand eighty-four dollars ($15,084).

c.	To continue Employee’s Exec-U-Care coverage exactly as he is enrolled prior to December 1, 2006, Ashworth will pay for eighteen months of coverage directly to Exec-U-Care. Said Exec-U-Care premiums or payments shall be in the amount of sixty-two dollars and fifty cents ($62.50) per quarter for five (5) quarters, for a total of three hundred twelve dollars and fifty cents ($312.50).

d.	Said payment of premiums for Medical, Dental and Exec-U-Care Insurances shall cover the Employee for the periods of December 1, 2006 through May 31, 2008.

e.	Employee will be kept “whole” if Ashworth should change Group Medical, Dental, or Exec-U-Care Plans or if the cost of said Plans should increase during the eighteen month period subsequent to termination of his employment, such that Employee will be provided substantially the same level of coverage that he had prior to December 1, 2006 at no additional cost to the Employee.

3.	In consideration of the aforementioned compensation, Employee agrees:

a.	He will provide Ashworth ten (10) full days of consulting services on reasonable and mutually agreed upon dates between November 20, 2006 and May 30, 2008, to assist with a professional transition of Employee’s EVP and CFO responsibilities and to advise on related matters.

b.	He is not entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in this Agreement, and hereby expressly waives any claim to any compensation, benefit or payment which is not expressly referenced herein. This does not apply to Unemployment Benefits. Ashworth agrees it will not protest any Unemployment Benefits to which Employee may be entitled.

c.	He will not use or disclose any confidential information or trade secrets, which he learned while employed by Ashworth. He further agrees to immediately return all Ashworth property, including any computer file passwords on or before November 17, 2006.

4.	This Agreement is intended to release any and all claims, complaints or lawsuits that Employee may have against Ashworth or its related entities, shareholders, officers, directors, managers, agents or employees regarding any aspect of his employment or its termination. In furtherance of that intention, Employee knowingly and voluntarily waives and releases any and all rights and claims conferred or which may be conferred upon him by any federal, state or local law, including, but not limited to, the Age Discrimination In Employment Act of 1967, as amended, and Section 1542 of the California Civil Code, and any similar law or laws of any other state or country in the world. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by her must have materially affected his settlement with the debtor.”

Notwithstanding the foregoing, this release shall not serve as a waiver of Employee’s rights to (a) vested benefits such as 401(k), (b) workers compensation benefits, (c) indemnification under California Labor Code Section 2802, (d) file a charge or complaint with the Equal Employment Opportunity Commission, or (e) any other benefits or claims that cannot be waived as a matter of law.

5.	Employee and Ashworth intend this Agreement to include a fully effective, knowing and voluntary release of any and all claims under the Age Discrimination in Employment Act of 1967, as amended, if any such claims exist. Employee understands, acknowledges and agrees that:

(a) This waiver is part of this Agreement between Employee and Ashworth which is written in a manner that the Employee understands;

(b)	Employee understands that, by signing this Agreement, he is not waiving rights or claims that may arise after the date that this waiver is executed;

(c)	Employee is waiving rights or claims in exchange for compensation beyond that which Employee was already entitled to receive before entering into this Agreement;

(d)	Employee acknowledges that he has been advised, and is hereby advised in writing, by Ashworth to seek the advice of counsel prior to signing this Agreement;

(e)	Employee acknowledges that he has had at least twenty-one (21) days within which to consider this Agreement and to decide whether to execute it; and

(f)	Employee acknowledges and understands that for a period of seven (7) days following his execution of this Agreement, he can revoke this Agreement, and this Agreement shall not become effective enforceable until the revocation period has expired.

6.	The Agreement contains all of the terms, promises, representations, and understandings made between the parties. The parties agree no promises, coercion, representations, or inducements have been made other than those set forth herein. This Agreement may not be amended or modified except by virtue of a writing signed by Employee and an authorized representative of Ashworth. This Agreement is binding upon the successors and assigns of both parties.

Ashworth, Inc.	Employee

By: /s/ Peter M. Weil	/s/ Winston E. Hickman

Peter M. Weil Chief Executive Officer	Winston E. Hickman Executive VP, Chief Financial Officer

Date: November 15, 2006	Date: November 16, 2006